Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sientra, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-199684, 333-202879, 333-209129, 333-210695, 333-215603, 333-237636, 333-237641, 333-231288, 333-223666, 333-224625, and 333-235690) on Forms S-3 and S-8 of Sientra, Inc. of our report dated March 11, 2021, with respect to the consolidated balance sheets of Sientra, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Sientra, Inc.

Our report dated March 11, 2021, on the consolidated financial statements as of December 31, 2020, includes an explanatory paragraph related to Sientra, Inc. and subsidiaries’ change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Los Angeles, California

March 11, 2021